CITIBANK CONSOLIDATED BALANCE SHEET	Citibank, N.A. and Subsidiaries

	December 31,
In millions of dollars, except shares	2010	2009
Assets
Cash and due from banks	$21,702	$20,246
Deposits with banks	146,208	154,372
Federal funds sold and securities purchased under agreements to resell	43,341	31,434
Trading account assets (including $1,006 and $914 pledged to creditors at December 31, 2010 and 2009, respectively)	149,560	156,380
Investments (including $5,221 and $3,849 pledged to creditors at December 31, 2010 and 2009, respectively)	252,559	233,086
Loans, net of unearned income	446,052	477,974
Allowance for loan losses	(18,467)	(22,685)

Total loans, net	$427,585	$455,289
Goodwill	10,420	10,200
Intangible assets	5,850	8,243
Premises and equipment, net	4,392	4,832
Interest and fees receivable	5,273	6,840
Other assets	87,403	80,439

Total assets	$1,154,293	$1,161,361

The following table presents certain assets of consolidated VIEs, which are included in the Consolidated Balance Sheet above. The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs on the following page, and are in excess of those obligations.

In millions of dollars	December 31, 2010
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs
Cash and due from banks	$586
Trading account assets	71
Investments	7,832
Loans, net of unearned income
Consumer (including $1,718 at fair value)	8,138
Corporate (including $290 at fair value)	22,666

Loans, net of unearned income	$30,804
Allowance for loan losses	(102)

Total loans, net	$30,702
Other assets	342

Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$39,533

Statement continues on the next page

CITIBANK CONSOLIDATED BALANCE SHEET (Continued)	Citibank, N.A. and Subsidiaries
	December 31,
In millions of dollars, except shares	2010	2009
Liabilities
Non-interest-bearing deposits in U.S. offices	$86,322	$76,729
Interest-bearing deposits in U.S. offices	170,128	176,149
Non-interest-bearing deposits in offices outside the U.S.	48,873	39,414
Interest-bearing deposits in offices outside the U.S.	488,514	479,350

Total deposits	$793,837	$771,642
Trading account liabilities	57,222	52,010
Purchased funds and other borrowings	66,581	89,503
Accrued taxes and other expenses	8,758	9,046
Long-term debt and subordinated notes	59,151	82,086
Other liabilities	40,784	39,181

Total liabilities	$1,026,333	$1,043,468

Citibank stockholder’s equity
Capital stock ($20 par value) outstanding shares: 37,534,553 in each period	$751	$751
Surplus	109,419	107,923
Retained earnings	27,082	19,457
Accumulated other comprehensive income (loss) (1)	(10,162)	(11,532)

Total Citibank stockholder’s equity	$127,090	$116,599
Noncontrolling interest	870	1,294

Total equity	$127,960	$117,893

Total liabilities and equity	$1,154,293	$1,161,361

(1)	Amounts at December 31, 2010 and 2009 include the after-tax amounts for net unrealized gains (losses) on investment securities of $(3.573) billion and $(4.735) billion, respectively, for foreign currency translation of $(3.226) billion and $(3.255) billion, respectively, for cash flow hedges of $(1.894) billion and $(2.367) billion, respectively, and for pension liability adjustments of $(1.469) billion and $(1.175) billion, respectively.

The following table presents certain liabilities of consolidated VIEs, which are included in the Consolidated Balance Sheet above. The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that eliminate in consolidation.

In millions of dollars	December 31, 2010
Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citibank
Short-term borrowings	$22,753
Long-term debt (including $1,870 at fair value)	4,822
Other liabilities	146

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citibank	$27,721

See Notes to the Consolidated Financial Statements.

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